UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 21, 2008

Philadelphia Consolidated Holding Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	0-22280	23-2202671
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania		19004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-617-7900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on February 21, 2008, the Compensation Committee of the Company’s Board of Directors completed its determination of the levels of the 2008 bonuses which may be earned by certain of the Company’s executive officers and the goals which must be achieved by them for receipt of such bonuses. Such determinations related to the Company’s Chief Executive Officer, James J. Maguire, Jr., and the Company’s Executive Vice Presidents, Craig P. Keller, Sean S. Sweeney and Christopher J. Maguire. Mr. Maguire, Jr.’s 2008 target bonus for 2008 is $462,000 and the 2008 target bonus for each of the Executive Vice Presidents is $308,300. A number of individual personal goals for each of such officers (except for Mr. Maguire, Jr.) were established, as well as a goal based on the Company’s 2008 earnings per share (the "EPS Levels"). Fifty percent (or, in Mr. Maguire, Jr.’s case, one hundred percent) of the bonus will be based on the Company reaching the EPS Levels, and applicable portions of the balance of the bonus will be based on each Executive Vice President achieving one or more of his individual personal goals. The bonus earned by Mr. Maguire, Jr. would be paid under the Company’s 2007 Cash Bonus Plan.

That actual bonus which may be earned may be more or less than the target bonus, depending on the amount of the Company’s 2008 earnings per share. Various amounts of the portion of the target bonus based on the achievement by the Executive Vice Presidents of their individual personal goals would be earned depending on the achievement of one or more of such goals.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp.

February 27, 2008	By:	Craig P. Keller

Name: Craig P. Keller
Title: Executive Vice President, Assistant Secretary, Treasurer and Chief Financial Officer